                                                                    EXHIBIT 10.1

================================================================================
                                            PUBLISHED CUSIP NUMBER: ____________

                                CREDIT AGREEMENT

                            Dated as of July 21, 2006

                                      among

                                LITTELFUSE, INC.,
                                  as Borrower,

                             BANK OF AMERICA, N.A.,
                                    as Agent

                                       and

                         The Other Lenders Party Hereto

                        NATIONAL CITY BANK OF THE MIDWEST
                 (F/K/A MICHIGAN CITY BANK OF MICHIGAN/ILLINOIS)
                              as Syndication Agent

                         BANC OF AMERICA SECURITIES LLC,
                   as Sole Lead Arranger and Sole Book Manager

================================================================================

                                TABLE OF CONTENTS

SECTION                                                                     PAGE
-------                                                                     ----
ARTICLE I    DEFINITIONS AND ACCOUNTING TERMS............................      1
   1.01    Defined Terms.................................................      1
   1.02    Other Interpretive Provisions.................................     21
   1.03    Accounting Terms..............................................     22
   1.04    Rounding......................................................     22
   1.05    References to Agreements and Laws.............................     23
   1.06    Exchange Rates; Currency Equivalents..........................     23
   1.07    Additional Alternative Currencies.............................     23
   1.08    Change of Currency............................................     24
   1.09    Letter of Credit Amounts......................................     24

ARTICLE II   THE COMMITMENTS AND CREDIT EXTENSIONS.......................     25
   2.01    Committed Loans...............................................     25
   2.02    Borrowings, Conversions and Continuations of Committed Loans..     25
   2.03    Letters of Credit.............................................     27
   2.04    Swing Line Loans..............................................     35
   2.05    Prepayments...................................................     38
   2.06    Reduction or Termination of Commitments.......................     39
   2.07    Repayment of Loans............................................     40
   2.08    Interest......................................................     40
   2.09    Fees..........................................................     41
   2.10    Computation of Interest and Fees..............................     41
   2.11    Evidence of Debt..............................................     41
   2.12    Payments Generally............................................     42
   2.13    Sharing of Payments...........................................     44
   2.14    Increase in Commitments.......................................     45

ARTICLE III  TAXES, YIELD PROTECTION AND ILLEGALITY......................     46
   3.01    Taxes.........................................................     46
   3.02    Illegality....................................................     48
   3.03    Inability to Determine Rates..................................     49
   3.04    Increased Costs; Reserves on Eurocurrency Rate Loans..........     49
   3.05    Funding Losses................................................     51
   3.06    Matters Applicable to all Requests for Compensation...........     52
   3.07    Survival......................................................     52

ARTICLE IV   CONDITIONS PRECEDENT TO CREDIT EXTENSIONS...................     52
   4.01    Conditions of Initial Credit Extension........................     52
   4.02    Conditions to all Credit Extensions and Conversions and
           Continuations.................................................     54

ARTICLE V    REPRESENTATIONS AND WARRANTIES..............................     55
   5.01    Existence, Qualification and Power; Compliance with Laws......     55
   5.02    Authorization; No Contravention...............................     55
   5.03    Governmental Authorization....................................     55

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----
   5.04    Binding Effect................................................     55
   5.05    Financial Statements; No Material Adverse Effect..............     55
   5.06    Litigation....................................................     56
   5.07    No Default....................................................     56
   5.08    Ownership of Property; Liens..................................     56
   5.09    Environmental Compliance......................................     57
   5.10    Insurance.....................................................     57
   5.11    Taxes.........................................................     57
   5.12    ERISA Compliance..............................................     57
   5.13    Subsidiaries..................................................     58
   5.14    Disclosure....................................................     58
   5.15    Compliance with Laws..........................................     58
   5.16    Margin Regulations; Investment Company Act....................     58
   5.17    Taxpayer Identification Number; Other Identifying
           Information...................................................     59
   5.18    Intellectual Property; Licenses, Etc..........................     59
   5.19    Tax Shelter Regulations.......................................     59

ARTICLE VI   AFFIRMATIVE COVENANTS.......................................     59
   6.01    Financial Statements..........................................     59
   6.02    Certificates; Other Information...............................     60
   6.03    Notices.......................................................     62
   6.04    Payment of Obligations........................................     62
   6.05    Preservation of Existence, Etc................................     62
   6.06    Maintenance of Properties.....................................     63
   6.07    Maintenance of Insurance......................................     63
   6.08    Compliance with Laws..........................................     63
   6.09    Books and Records.............................................     63
   6.10    Inspection Rights.............................................     63
   6.11    Use of Proceeds...............................................     64
   6.12    Guarantors....................................................     64

ARTICLE VII  NEGATIVE COVENANTS..........................................     64
   7.01    Liens.........................................................     64
   7.02    Investments...................................................     65
   7.03    Indebtedness..................................................     66
   7.04    Fundamental Changes...........................................     66
   7.05    Dispositions..................................................     67
   7.06    Restricted Payments...........................................     67
   7.07    Change in Nature of Business..................................     68
   7.08    Transactions with Affiliates..................................     68
   7.09    Burdensome Agreements.........................................     68
   7.10    Margin Regulations............................................     68
   7.11    Capital Expenditures..........................................     68

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----
   7.12    Financial Covenants...........................................     69

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES..............................     69
    8.01   Events of Default.............................................     69
    8.02   Remedies Upon Event of Default................................     71
    8.03   Application of Funds..........................................     72

ARTICLE IX   AGENT.......................................................     72
   9.01    Appointment and Authorization of Agent........................     72
   9.02    Rights as a Lender............................................     73
   9.03    Exculpatory Provisions........................................     73
   9.04    Reliance by Agent.............................................     74
   9.05    Delegation of Duties..........................................     74
   9.06    Resignation of Agent..........................................     74
   9.07    Non-Reliance on Agent and Other Lenders.......................     75
   9.08    No Other Duties, Etc..........................................     75
   9.09    Agent May File Proofs of Claim................................     75
   9.10    Guaranty Matters..............................................     76

ARTICLE X    MISCELLANEOUS...............................................     76
   10.01   Amendments, Etc...............................................     76
   10.02   Notices; Effectiveness; Electronic Communication..............     78
   10.03   No Waiver; Cumulative Remedies................................     79
   10.04   Expenses; Indemnity; Damage Waiver............................     80
   10.05   Payments Set Aside............................................     81
   10.06   Successors and Assigns........................................     82
   10.07   Treatment of Certain Information; Confidentiality.............     87
   10.08   Right of Set off..............................................     87
   10.09   Interest Rate Limitation......................................     88
   10.10   Counterparts; Integration; Effectiveness......................     88
   10.11   Survival of Representations and Warranties....................     88
   10.12   Severability..................................................     88
   10.13   Replacement of Lenders........................................     89
   10.14   Governing Law; Jurisdiction; Etc..............................     89
   10.15   Waiver of Jury Trial..........................................     90
   10.16   No Advisory or Fiduciary Responsibility.......................     91
   10.17   USA PATRIOT Act Notice........................................     91
   10.18   Time of the Essence...........................................     91
   10.19   Judgment Currency.............................................     91
SIGNATURES                                                                   S-1

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE
                                                                            ----
SCHEDULES
   1.01    Mandatory Cost Formulae
   2.01    Commitments and Pro Rata Shares
   5.06    Litigation
   5.09    Environmental Matters
   5.13    Subsidiaries
   5.18    Intellectual Property Matters
   7.01    Existing Liens
   7.03    Existing Indebtedness
   10.02   Addresses for Notices

EXHIBITS
           FORM OF
   A       Committed Loan Notice
   B       Swing Loan Notice
   C       Note
   D       Compliance Certificate
   E       Assignment and Assumption Agreement
   F       Guaranty
   G       Opinion

                                CREDIT AGREEMENT

     This CREDIT AGREEMENT ("Agreement") is entered into as of July 21, 2006, among LITTELFUSE, INC., a Delaware corporation ("Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Agent.

     Borrower has requested that Lenders provide a revolving credit facility, and Lenders are willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

     1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Acquired Business" means any Person or assets, as the case may be, acquired through an Acquisition.

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary before giving effect to such merger or consolidation, provided that Borrower or the Subsidiary is the surviving entity).

     "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Agent.

     "Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

     "Agent" means Bank of America in its capacity as (a) administrative agent under any of the Loan Documents, (b) issuer of Letters of Credit hereunder, and/or (c) as provider of Swing Line Loans hereunder, as the context requires, or any successor Agent.

     "Agent's Office" means Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

     "Aggregate Commitments" means the Commitments of all Lenders.

     "Agreement" means this Credit Agreement.

     "Alternative Currency" means each of Euro, Sterling, Yen, Swiss Franc and each other currency (other than Dollars) that is approved in accordance with
Section 1.07.

     "Alternative Currency Equivalent" means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

     "Alternative Currency Sublimit" means an amount equal to the lesser of the Aggregate Commitments and $25,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

     "Applicable Rate" means, from time to time, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(b):

                                                                  Applicable Rate for
                                                                   Eurocurrency Rate    Applicable Rate
                  Consolidated Leverage     Applicable Rate for        Loans and         for Base Rate
Pricing Level            Ratio                 Commitment Fee       Letters of Credit         Loans
-------------   -------------------------   -------------------   -------------------   ---------------
      1                 <1.00:1                    0.100%                 0.500%              0.000%
      2         > or = 1.00:1 but <1.50:1          0.125%                 0.625%              0.000%
      3         > or = 1.50:1 but <2.00:1          0.150%                 0.750%              0.000%
      4         > or = 2.00:1 but <2.50:1          0.175%                 0.875%              0.000%
      5              > or = 2.50:1                 0.200%                 1.000%              0.000%

     Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Pricing Level 5 shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered. The Applicable Rate in effect from the Closing Date through the date which is the 5th Business Day immediately following the date the initial Compliance Certificate is delivered pursuant to Section 6.02(b) shall be determined based upon Pricing Level 1.

     "Applicable Time" means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

     "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

     "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

     "Attorney Costs" means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

     "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     "Audited Financial Statements" means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

     "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of Agent to make L/C Credit Extensions pursuant to Section 8.02.

     "Bank of America" means Bank of America, N.A. and its successors.

     "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

     "Borrower" has the meaning specified in the introductory paragraph hereto.

     "Borrower Materials" has the meaning specified in Section 6.02.

     "Borrowing" means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Agent's Office with respect to Obligations denominated in Dollars is located and:

          (a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

          (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

          (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

          (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

     "Cash Collateralize" has the meaning specified in Section 2.03(g)

     "Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     "Change of Control" means, with respect to any Person, an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

          (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals: (i) who were members of that board or equivalent governing body on the first day of such period,
     (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

     "Closing Date" means the first date all the conditions precedent in Section
4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

     "Code" means the Internal Revenue Code of 1986.

     "Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender's name on Schedule 2.01, or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of Lenders pursuant to Section 2.01.

     "Committed Loan" has the meaning specified in Section 2.01.

     "Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

     "Consolidated Capital Expenditures" means, as of the last day of any fiscal quarter for any period, the capital expenditures of Borrower and its Subsidiaries for such period, as the same are (or would in accordance with GAAP be) set forth in the consolidated statement of changes in financial position of Borrower and its Subsidiaries for such period.

     "Consolidated EBITDA" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period,
(ii) the provision for federal, state, local and foreign income taxes payable by Borrower and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense for such period, and (iv) other expenses (excluding depreciation and amortization) of Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period, and minus (b) all non-cash items increasing Consolidated Net Income for such period.

     "Consolidated Funded Indebtedness" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Borrower or such Subsidiary.

     "Consolidated Interest Charges" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

     "Consolidated Interest Coverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters then ending to (b) Consolidated Interest Charges paid or required to be paid during such period.

     "Consolidated Leverage Ratio" means, as of the end of any fiscal quarter, the ratio of (a) Consolidated Funded Indebtedness as of the end of such fiscal quarter to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters then ending.

     "Consolidated Net Income" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the net income of Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

     "Consolidated Net Worth" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of Borrower and its Subsidiaries on that date.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Control" has the meaning specified in the definition of "Affiliate".

     "Credit Extension" means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     "Dollar" and "$" mean lawful money of the United States.

     "Dollar Equivalent" means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

     "Domestic Subsidiary" means any Subsidiary that is organized under the laws of any political subdivision of the United States.

     "Eligible Assignee" means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v), and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

     "EMU" means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

     "EMU Legislation" means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

     "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Equity Interests" means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;
(c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

     "Euro" and "EUR" mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

     "Eurocurrency Rate" means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "Eurocurrency Rate" for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     "Eurocurrency Rate Loan" means a Committed Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

     "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Event of Default" has the meaning specified in Section 8.01.

     "Excluded Taxes" means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located and
(c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.01(a).

     "Existing Credit Agreement" has the meaning set forth in Section
4.01(a)(ix).

     "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Agent.

     "Fee Letter" has the meaning specified in Section 2.09(b).

     "Foreign Lender" means, with respect to Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

     "FRB" means the Board of Governors of the Federal Reserve System of the United States.

     "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantors" means collectively, the Domestic Subsidiaries (present and future) of Borrower.

     "Guaranty" means the Guaranty made by the Guarantors in favor of Agent on behalf of Lenders, in form and substance satisfactory to Agent.

     "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

     "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Indebtedness" means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

          (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

          (c) net obligations of such Person under any Swap Contract;

          (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

          (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (f) capital leases and Synthetic Lease Obligations;

          (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

          (h) all Guarantees of such Person in respect of any of the foregoing.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     "Indemnified Liabilities" has the meaning specified in Section 10.04.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

     "Indemnitees" has the meaning specified in Section 10.04.

     "Information" has the meaning specified in Section 10.08.

     "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

     "Interest Period" means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice; provided that:

          (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

          (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c) no Interest Period shall extend beyond the Maturity Date.

     "Internal Control Event" means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower's internal controls over financial reporting, in each case as described in the Securities Laws.

     "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     "IRS" means the United States Internal Revenue Service.

     "ISP" means, with respect to any Letter of Credit, the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

     "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     "L/C Advance" means, with respect to each Lender, such Lender's funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share. All L/C Advances shall be denominated in Dollars.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

     "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     "L/C Obligations" means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be "outstanding" in the amount so remaining available to be drawn.

     "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes Agent in its capacity as issuer of Letters of Credit and provider of Swing Line Loans hereunder.

     "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

     "Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

     "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Agent.

     "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

     "Letter of Credit Sublimit" means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing.

     "Loan" means an extension of credit by a Lender to Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

     "Loan Documents" means this Agreement, each Note, the Fee Letter, and the Guaranty.

     "Loan Parties" means, collectively, Borrower and each Person (other than Agent or any Lender) executing a Loan Document. The term Loan Party shall include, without limitation, each Guarantor.

     "Mandatory Cost" means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     "Maturity Date" means (a) July 21, 2011, or (b) such earlier date upon which the Aggregate Commitments may be terminated in accordance with the terms hereof.

     "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     "Note" means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.

     "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     "Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     "Outstanding Amount" means (i) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Overnight Rate" means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

     "Participant" has the meaning specified in Section 10.07(d).

     "Participating Member State" means each state so described in any EMU Legislation.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PCAOB" means the Public Company Accounting Oversight Board.

     "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     "Permitted Acquisition" means an Acquisition which meets each of the following conditions: (i) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Acquired Business (and/or its parent entity) is obtained; (ii) the Acquired Business represents a line of business substantially the same, similar or, complimentary to the lines of business carried on by Borrower and its Subsidiaries on the date hereof; (iii) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (iv) immediately before and after giving effect to such Acquisition, Borrower shall be in compliance with the financial tests set forth in Section 7.12 (for this purpose the Consolidated Leverage Ratio shall be determined on a pro forma basis as if the Acquisition had been consummated at the beginning of the period of the four consecutive fiscal quarters of Borrower then most recently ended), and (v) Borrower shall have forwarded to Agent such additional information regarding such Acquisition or the Acquired Business as Agent shall have requested, and
(vi) Borrower shall have furnished to Agent a certificate of its chief financial officer to the effect that the foregoing conditions are satisfied (such certificate to be accompanied by a computation of the financial tests set forth in Section 7.12 and to be satisfactory to Agent in all respects).

     "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

     "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

     "Platform" has the meaning specified in Section 6.02.

     "Pro Rata Share" means, with respect to each Lender, at any time, a fraction (expressed as a percentage), carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the

Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section 10.07. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

     "Register" has the meaning set forth in Section 10.06(c).

     "Registered Public Accounting Firm" has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

     "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

     "Required Lenders" means, as of any date of determination, two or more Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party (and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to Borrower's stockholders, partners or members (or the equivalent Person thereof).

     "Revaluation Date" means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and
(iii) such additional dates as Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by Agent of any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as Agent shall determine or the Required Lenders shall require.

     "Same Day Funds" means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

     "Sarbanes-Oxley" means the Sarbanes-Oxley Act of 2002.

     "Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

     "Shareholders' Equity" means, as of any date of determination for Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

     "SPC" has the meaning specified in Section 10.06(h).

     "Special Notice Currency" means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

     "Spot Rate" for a currency means the rate determined by Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. Chicago time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Agent may obtain such spot rate from another financial institution designated by Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

     "Sterling" and "L" mean the lawful currency of the United Kingdom.

     "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower.

     "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

     "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

     "Swing Line" means the uncommitted and discretionary revolving credit facility made available by Agent pursuant to Section 2.04.

     "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to
Section 2.04.

     "Swing Line Loan" has the meaning specified in Section 2.04(a).

     "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

     "Swing Line Sublimit" means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

     "Swiss Franc" means the lawful currency of Switzerland.

     "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     "TARGET Day" means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

     "Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     "Threshold Amount" means $2,000,000.

     "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

     "Type" means with respect to a Committed Loan, its character as a Base Rate Committed Loan or a Eurocurrency Rate Loan.

     "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     "United States," and "U.S." mean the United States of America.

     "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

     "Yen" and "Y" mean the lawful currency of Japan.

     1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words "herein", "hereto", "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term "including" is by way of example and not limitation; and (iv) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03 ACCOUNTING TERMS.

          (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

          (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB Interpretation No. 46 - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

     1.04 ROUNDING. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

     1.06 Exchange Rates; Currency Equivalents.

          (a) Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Agent.

          (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by Agent.

     1.07 ADDITIONAL ALTERNATIVE CURRENCIES.

          (a) Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of "Alternative Currency;" provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of Agent and Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of Agent.

          (b) Any such request shall be made to Agent not later than 10:00 a.m., Chicago time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by Agent in its sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, Agent shall promptly notify each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) shall notify Agent, not later than 10:00 a.m., Chicago time, ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

          (c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If Agent and all Lenders consent to making Eurocurrency Rate Loans in such requested currency, Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans; and if Agent consents to the issuance of Letters of Credit in such requested currency, Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If Agent shall fail to obtain consent to any request for an additional currency under this Section 1.07, Agent shall promptly so notify Borrower.

     1.08 CHANGE OF CURRENCY.

          (a) Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

          (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

          (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

     1.09 LETTER OF CREDIT AMOUNTS. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

                                   ARTICLE II

                     THE COMMITMENTS AND CREDIT EXTENSIONS.

     2.01 COMMITTED LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Committed Loan") to Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment, and (iii) the aggregate Outstanding Amount of all Committed Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

     2.02 BORROWINGS, CONVERSIONS AND CONTINUATIONS OF COMMITTED LOANS.

          (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon Borrower's irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent (i) not later than 10:00 a.m., Chicago time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) not later than 10:00 a.m., Chicago time, four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) not later than 1:00 p.m., Chicago time, on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and
     (vi) the currency of the Committed Loans to be borrowed. If Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

          (b) Following receipt of a Committed Loan Notice, Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Agent in Same Day Funds at Agent's Office for the applicable currency not later than 3:00 p.m., Chicago time, in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided, however, that if, on the date of the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by Borrower there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to Borrower as provided above.

          (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

          (d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, Agent shall notify Borrower and Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

          (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

     2.03 LETTERS OF CREDIT.

          (a) The Letter of Credit Commitment.

               (i) Subject to the terms and conditions set forth herein, (A) Agent agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03: (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that Agent shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (w) the Total Outstandings would exceed the Aggregate Commitments, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender's Commitment, (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, or (z) the aggregate Outstanding Amount of all L/C Obligations and all Committed Loans denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

               (ii) Agent shall be under no obligation to issue any Letter of Credit if:

                    (A) any order, judgment or decree of any Governmental
               Authority or arbitrator shall by its terms purport to enjoin or restrain Agent from issuing such Letter of Credit, or any Law applicable to Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Agent shall prohibit, or request that Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Agent with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Agent is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Agent any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Agent in good faith deems material to it;

                    (B) subject to Section 2.03(b)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;

                    (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Lenders have approved such expiry date;

                    (D) the issuance of such Letter of Credit would violate one or more policies of Agent;

                    (E) such Letter of Credit is in an initial amount less than
               $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit, or is to be used for a purpose other than those specified in Section 6.11;

                    (F) Agent does not as of the issuance date of such requested
               Letter of Credit issue Letters of Credit in the requested currency; or

                    (G) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency, unless all Lenders have consented thereto.

               (iii) Agent shall be under no obligation to amend any Letter of Credit if (A) Agent would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or
          (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

               (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Agent in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by Agent (A) not later than 10:00 a.m., Chicago time, at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars, and (B) not later than 10:00 a.m., Chicago time, at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency; or in each case such later date and time as Agent may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Agent: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as Agent may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Agent (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as Agent may require. Additionally, Borrower shall furnish to Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as Agent may require.

               (ii) Promptly after receipt of any Letter of Credit Application by Agent at the address set forth in Schedule 10.02 for receiving Letter of Credit Applications and related correspondence, if the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, Agent shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with Agent's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

               (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Agent will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

               (iv) If Borrower so requests in any applicable Letter of Credit Application, Agent may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an "Auto-Extension Letter of Credit"); provided that any such Auto- Extension Letter of Credit must permit Agent to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Non- Extension Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Agent, Borrower shall not be required to make a specific request to Agent for any such extension. Once an Auto- Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) Agent to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that Agent shall not permit any such extension if (A) Agent has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) at least seven (7) Business Days before the Non-Extension Notice Date (1) from the Required Lenders that they have elected not to permit such extension or (2) from any Lender or Borrower that one or more of the applicable conditions specified in
          Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, Agent shall have no obligation to permit the extension of any Auto- Extension Letter of Credit at any time.

          (c) Drawings and Reimbursements; Funding of Participations.

               (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, Agent shall notify Borrower thereof. In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse Agent in such Alternative Currency, unless (i) Agent (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified Agent promptly following receipt of the notice of drawing that Borrower will reimburse Agent in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, Agent shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 10:00 a.m., Chicago time, on the date of any payment by Agent under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by Agent under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an "Honor Date"), Borrower shall reimburse Agent in an amount equal to the amount of such drawing and in the applicable currency. If Borrower fails to so reimburse Agent by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an

          Alternative Currency) (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in
          Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

               (ii) Each Lender (including Agent in its capacity as a Lender) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent at Agent's Office for Dollar-denominated payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 12:00 p.m., Chicago time, on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of
          Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount.

               (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Agent an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender's payment to Agent pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this
          Section 2.03.

               (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse Agent for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of Agent.

               (v) Each Lender's obligation to make Committed Loans or L/C Advances to reimburse Agent for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including
          (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse Agent for the amount of any payment made by Agent under any Letter of Credit, together with interest as provided herein.

               (vi) If any Lender fails to make available to Agent any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Agent at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of Agent submitted to any Lender with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

          (d) Repayment of Participations.

               (i) At any time after Agent has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in Dollars and in the same funds as those received by Agent.

               (ii) If any payment received by Agent pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by Agent in its discretion), each Lender shall pay to Agent its Pro Rata Share thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

          (e) Obligations Absolute. The obligation of Borrower to reimburse Agent for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

               (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such

          Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

               (iv) any payment by Agent under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by Agent under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

               (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or in the relevant currency markets generally; or

               (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

     No payment by Borrower to Agent of any reimbursement obligation or L/C Borrowing shall constitute a waiver by Borrower of any of its rights under
     Section 2.03(f). Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify Agent. Borrower shall be conclusively deemed to have waived any such claim against Agent and its correspondents unless such notice is given as aforesaid.

          (f) Role of Agent. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Agent shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of Agent, any of its Related Parties nor any correspondents, participants or assignees of Agent shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of Agent, any of its Related Parties nor any correspondent, participant or assignee of Agent, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Agent, and Agent may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Agent's willful misconduct or gross negligence or Agent's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Agent shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (g) Cash Collateral. Upon the request of Agent, (i) if Agent has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, (A) any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, or (B) any amount remains available to be drawn under any Letter of Credit by reason of the operation of Rule 3.14 of the ISP, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and
     Section 8.02(c), "Cash Collateralize" means to pledge and deposit with or deliver to Agent, for the benefit of Agent, as issuer of Letters of Credit and Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of Agent, as issuer of Letters of Credit and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

          (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by Agent and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance shall apply to each commercial Letter of Credit.

          (i) Letter of Credit Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Pro Rata Share a letter of credit fee for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

          (j) Fronting Fee and Documentary and Processing Charges Payable to Agent. Borrower shall pay directly to Agent for its own account, in Dollars, a fronting fee with respect to each Letter of Credit in the amount specified in the Fee Letter, payable on the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit), due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, Borrower shall pay directly to Agent for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Agent relating to letters of credit as from time to time in effect, in Dollars or such Alternative Currency as shall be separately agreed. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

          (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

          (l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse Agent for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower's business derives substantial benefits from the businesses of such Subsidiaries.

     2.04 SWING LINE LOANS.

          (a) The Swing Line. Subject to the terms and conditions set forth herein, Agent agrees to consider in its sole and absolute discretion making loans in Dollars (each such loan, a "Swing Line Loan") to Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such

     Swing Line Loans, when aggregated with the Pro Rata Share of Outstanding Amount of Committed Loans and L/C Obligations of Agent in its capacity as a Lender of Committed Loans, may exceed the amount of Agent's Commitment in its capacity as a Lender; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender's Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender's Commitment. The Swing Line is a discretionary, uncommitted facility and Agent may terminate or suspend the Swing Line at any time in its sole discretion upon notice to Borrower which notice may be given by Agent before or after Borrower requests a Swing Line Loan hereunder. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

          (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon Borrower's irrevocable notice to Agent, which may be given by telephone, unless Agent has notified, or after receiving notice of a Swing Line Borrowing notifies, Borrower that the Swing Line has been or is terminated or suspended as provided in Section 2.04(a), Each such notice must be received by Agent not later than 2:00 p.m., Chicago time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Unless one or more of the applicable conditions specified in
     Article IV is not then satisfied or the Swing Line has been or is terminated or suspended by Agent as provided above, then, subject to the terms and conditions hereof, Agent will, not later than 4:00 p.m., Chicago time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Agent in Same Day Funds. Lenders agree that Agent may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder.

          (c) Refinancing of Swing Line Loans.

               (i) Agent at any time in its sole and absolute discretion (including if Agent has terminated or suspended the Swing Line as provided above) may request, on behalf of Borrower (which hereby irrevocably authorizes Agent to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate

          Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. Agent shall furnish Borrower with a copy of the applicable Committed Loan Notice. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to Agent in Same Day Funds at Agent's Office for Dollar-denominated payments not later than 12:00 p.m., Chicago time, on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount.

               (ii) If for any reason any Swing Line Loan cannot be financed by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by Agent as set forth herein, shall be deemed to be a request by Agent that each of Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to Agent pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

               (iii) If any Lender fails to make available to Agent any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Agent at a rate per annum equal to the Applicable Overnight Rate from time to time in effect. A certificate of Agent submitted to any Lender with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

               (iv) Each Lender's obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans, together with interest as provided herein.

          (d)  Repayment of Participations.

               (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if Agent receives any payment on account of such Swing Line Loan, Agent will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's risk participation was funded) in the same funds as those received by Agent.

               (ii) If any payment received by Agent in respect of principal or interest on any Swing Line Loan is required to be returned by Agent under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by Agent in its discretion), each Lender shall pay to Agent its Pro Rata Share thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Applicable Overnight Rate.

          (e) Interest for Account of Agent. Agent shall be responsible for invoicing Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this
     Section 2.04 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of Agent.

     2.05 PREPAYMENTS.

          (a) Borrower may, upon notice to Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than (A) 10:00 a.m., Chicago time, three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) 10:00 a.m., Chicago time, four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) 1:00 p.m., Chicago time, on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid, and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to
     Section 3.05. Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Pro Rata Shares.

          (b) Borrower may, upon notice to Agent, at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 2:00 p.m., Chicago time, on the date of the prepayment, and
     (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

          (c) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Committed Loans and Swing Line Loans the Total Outstandings exceed the Aggregate Commitments then in effect.

          (d) If Agent notifies Borrower at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, Borrower shall prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect. Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

          (e) No optional prepayment of Committed Loans denominated in an Alternative Currency may be made other than on the last day of the applicable Interest Period for such Committed Loans, unless Lenders consent thereto.

     2.06 REDUCTION OR TERMINATION OF COMMITMENTS. Borrower may, upon notice to Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by Agent not later than 10:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify Lenders of any such notice of termination or reduction of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

     2.07 REPAYMENT OF LOANS.

          (a) Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

          (b) Borrower shall repay to Agent each Swing Line Loan on the Maturity Date.

     2.08 INTEREST.

          (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and
     (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

          (b) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists (or after acceleration), Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

          (d) For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the "deemed year") that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

     2.09 FEES. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

          (a) Commitment Fee. Borrower shall pay to Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Borrower acknowledges that Swing Line Loans outstanding from time to time are not considered Committed Loans in calculating the commitment fee.

          (b) Other Fees. Borrower shall pay to Arranger and Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the letter agreement, dated June 7, 2006 (the "Fee Letter"), among Borrower, Arranger and Agent. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

     2.10 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed, (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

     2.11 EVIDENCE OF DEBT.

          (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence, such Lender's Loans, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

          (b) In addition to the accounts and records referred to in subsection
     (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

     2.12 PAYMENTS GENERALLY.

          (a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set off. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent's Office in Dollars and in Same Day Funds not later than 2:00 p.m., Chicago time, on the date specified herein. Except as otherwise expressly provided herein, all payments by Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agent's Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by Agent on the dates specified herein. If, for any reason, Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by Agent
     (i) after 1:00 p.m., Chicago time, in the case of payments in Dollars, or
     (ii) after the Applicable Time specified by Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

          On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account (or primary concentration account if so designated by Borrower) maintained by Borrower with Agent (as such account shall be designated by Borrower in a written notice to Agent from time to time, the "Borrower Account") an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Agent. Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrower based on their Pro Rata Share for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

          (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

          (c) Unless Borrower or any Lender has notified Agent, prior to the date any payment is required to be made by it to Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Agent in Same Day Funds, then:

               (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent in Same Day Funds, at the Applicable Overnight Rate from time to time in effect; and

               (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by Agent to Borrower to the date such amount is recovered by Agent (the "Compensation Period") at a rate per annum equal to the Applicable Overnight Rate from time to time in effect. If such Lender pays such amount to Agent, then such amount shall constitute such Lender's Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon Agent's demand therefor, Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

     A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

          (d) If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

          (e) The obligations of Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

          (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

     2.13 SHARING OF PAYMENTS. If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender's receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

               (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

               (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

     2.14 INCREASE IN COMMITMENTS.

          (a) Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify Lenders), Borrower may from time to time request an increase in the Aggregate Commitments up to an aggregate of $50,000,000. At the time of sending such notice, Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to Lenders).

          (b) Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Agent shall notify Borrower and each Lender of Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Agent and its counsel.

          (c) If the Aggregate Commitments are increased in accordance with this Section, Agent and Borrower shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. Agent shall promptly notify Borrower and Lenders of the final allocation of such increase and the Increase Effective Date.

          (d) As a condition precedent to such increase, Borrower shall deliver to Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and, (ii) in the case of Borrower, including a Compliance Certificate demonstrating pro forma compliance with Section 7.12 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representation and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statement furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01) and no Default or Event of Default exists. Borrower shall deliver new or amended Committed Loan Notes reflecting the increased Commitment of any Lender holding or requesting a Note. Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes therein resulting from such increase.

          (e) Borrower shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section; provided that in the case of any Committed Loans denominated in an Alternative

     Currency, no such prepayment may be made other than on the last day of the applicable Interest Period for such Committed Loans, unless Lenders consent thereto.

          (f) This Section shall supersede any provisions in Section 10.01 to the contrary.

                                   ARTICLE III

                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 TAXES.

          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) Indemnification by Borrower. Borrower shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

     Without limiting the generality of the foregoing, any Foreign Lender shall deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

               (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

               (ii) duly completed copies of Internal Revenue Service Form
          W-8ECI,

               (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code,
          (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

               (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made.

     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender's status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Agent or Borrower, as the Agent or Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender's entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by Borrower pursuant to this Agreement or otherwise to establish such Lender's status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, Borrower shall promptly deliver to the Agent or any Lender, as the Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by Borrower, as are required to be furnished by such Lender or the Agent under such Laws in connection with any payment by the Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

          (f) Treatment of Certain Refunds. If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

     3.02 ILLEGALITY. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     3.03 INABILITY TO DETERMINE RATES. If Agent determines in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof for any reason that that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to Lenders of funding such Eurocurrency Rate Loan, Agent will promptly so notify Borrower and all Lenders. Thereafter, the obligation of Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

     3.04 INCREASED COSTS; RESERVES ON EUROCURRENCY RATE LOANS.

          (a) Increased Costs Generally. If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Agent;

               (ii) subject any Lender or the Agent to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Agent in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Agent);

               (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central

          Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

               (iv) impose on any Lender or the Agent or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

     and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Agent of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Agent, Borrower will pay to such Lender or the Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Agent, as the case may be, for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender or the Agent determines that any Change in Law affecting such Lender or the Agent or any Lending Office of such Lender or such Lender's or the Agent's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Agent's capital or on the capital of such Lender's or the Agent's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Agent, to a level below that which such Lender or the Agent or such Lender's or the Agent's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Agent's policies and the policies of such Lender's or the Agent's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Agent or such Lender's or the Agent's holding company for any such reduction suffered.

          (c) Certificates for Reimbursement. A certificate of a Lender or the Agent setting forth the amount or amounts necessary to compensate such Lender or the Agent or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or the Agent, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Delay in Requests. Failure or delay on the part of any Lender or the Agent to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender's or the Agent's right to demand such compensation, provided that Borrower shall be required to compensate a Lender or the Agent pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Agent, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Agent's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

          (e) Additional Reserve Requirements. Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 10 days' prior notice (with a copy to the Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

     3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

          (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

          (c) any failure by Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

          (d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lenders under this
Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

     3.06 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of Agent or any Lender claiming compensation under this Article III and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, Agent or such Lender may use any reasonable averaging and attribution methods.

     3.07 SURVIVAL. All of Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                   ARTICLE IV

                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     4.01 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a) Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and its legal counsel:

               (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to Agent, each Lender and Borrower;

               (ii) a Note executed by Borrower in favor of each Lender requesting a Note;

               (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

               (iv) such documents and certificates as Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower and each Guarantor is, validly existing and in good standing in its jurisdiction of organization;

               (v) a favorable opinion of counsel to the Loan Parties acceptable to Agent, addressed to Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;

               (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

               (vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and
          (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial that has had or could reasonably be expected to have a Material Adverse Effect, and
          (C) a calculation of the financial covenants set forth in Section 7.12 as of the last day of the fiscal quarter of Borrower ended April 1, 2006;

               (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

               (ix) evidence that the Credit Agreement dated as of August 26, 2003, as amended or modified, among Borrower, Bank of America, as agent and a syndicate of lenders (the "Existing Credit Agreement") has been or concurrently with the Closing Date is being terminated, and that all loans and obligations thereunder have been paid in full; and

               (x) such other assurances, certificates, documents, consents or opinions as Agent or the Required Lenders reasonably may require.

          (b) Any fees required to be paid on or before the Closing Date shall have been paid.

          (c) Unless waived by Agent, Borrower shall have paid all Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

          (d) The Closing Date shall have occurred on or before July 31, 2006.

     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     4.02 CONDITIONS TO ALL CREDIT EXTENSIONS AND CONVERSIONS AND CONTINUATIONS. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

          (a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01.

          (b) No Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

          (c) Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

          (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Agent would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

          (e) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants to Agent and Lenders that:

     5.01 EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or
(c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

     5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

     5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

     5.05 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

          (b) The Audited Financial Statements and the Borrower's Form 10K filed with the SEC for the fiscal year ended December 31, 2005 show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness as required to be disclosed under the applicable rules and regulations promulgated or approved by the SEC.

          (c) The unaudited consolidated financial statements of Borrower and its Subsidiaries dated March 31, 2006, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and ; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

          (d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

          (e) To the best knowledge of Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Borrower and its Subsidiaries on a consolidated basis.

     5.06 LITIGATION. Except as specifically disclosed in Schedule 5.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 5.06.

     5.07 NO DEFAULT. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     5.08 OWNERSHIP OF PROPERTY; LIENS. Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

     5.09 ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09 hereto, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.10 INSURANCE. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

     5.11 TAXES. Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.12 ERISA COMPLIANCE.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     5.13 SUBSIDIARIES. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13.

     5.14 DISCLOSURE. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party in connection with any Loan Document to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     5.15 COMPLIANCE WITH LAWS. Borrower, each Subsidiary and each other Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.16 MARGIN REGULATIONS; INVESTMENT COMPANY ACT. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

     5.17 TAXPAYER IDENTIFICATION NUMBER; OTHER IDENTIFYING INFORMATION. The true and correct U.S. taxpayer identification number of (i) Borrower is set forth on Schedule 10.02 and (ii) each subsidiary that is a Domestic Subsidiary and a Guarantor on the Closing Date is set forth on Schedule 5.13.

     5.18 INTELLECTUAL PROPERTY; LICENSES, ETC. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.18, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.19 TAX SHELTER REGULATIONS. Borrower does not intend to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Agent thereof. If Borrower so notifies Agent, Borrower acknowledges that one or more of Lenders may treat its Committed Loans and/or its interest in Swing Line Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

     6.01 FINANCIAL STATEMENTS. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, of the following, in form and detail satisfactory to Agent and the Required Lenders:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing Borrower's internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such weaknesses that could not reasonably be expected to have a Material Adverse Effect;

          (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

          (c) as soon as available, but in any event not later than the last Business Day in February of each year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of Borrower and its Subsidiaries for such year.

     6.02 CERTIFICATES; OTHER INFORMATION. Deliver to Agent a sufficient number of copies for delivery to each Lender, of the following, in form and detail satisfactory to Agent and the Required Lenders:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

          (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

          (c) promptly after any request by the Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

          (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

          (e) promptly after Borrower has notified Agent of any intention by Borrower to treat the Loans and/or Letters of Credit and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form; and

          (f) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

     Documents required to be delivered pursuant to Section 6.01(a) or (b) or
Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by
Section 6.02(b) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

     Borrower hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Lenders and the Agent materials and/or information provided by or on behalf of Borrower hereunder (collectively, "Borrower Materials") by posting Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a "Public Lender"). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," Borrower shall be deemed to have authorized the Agent, the Arranger, and the Lenders to treat Borrower Materials as not containing any material non-public information with respect to Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent Borrower Materials constitute Information, they shall be treated as set forth in
Section 10.07); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor;" and (z) the Agent and the Arranger shall be entitled to treat Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor." Notwithstanding the foregoing, Borrower shall not be under any obligation to mark Borrower Materials "PUBLIC."

     6.03 NOTICES. Promptly notify Agent and each Lender:

          (a) of the occurrence of any Default;

          (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

          (c) the occurrence of any ERISA Event;

          (d) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

          (e) of the determination by the Registered Public Accounting Firm providing the opinion required under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or Borrower's determination at any time of the occurrence or existence of any Internal Control Event.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

     6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.05 PRESERVATION OF EXISTENCE, ETC. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except (i) in a transaction permitted by Section 7.04 or 7.05, and
(ii) in the case of Subsidiaries, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

     6.06 MAINTENANCE OF PROPERTIES. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

     6.07 MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to Agent of termination, lapse or cancellation of such insurance.

     6.08 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

     6.09 BOOKS AND RECORDS.

          (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

     6.10 INSPECTION RIGHTS. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided, however, that when a Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

     6.11 USE OF PROCEEDS. Use the proceeds of the Credit Extensions (i) to finance Permitted Acquisitions; (ii) for working capital, (iii) for capital expenditures, and (iv) for other general corporate purposes not in contravention of any Law or of any Loan Document.

     6.12 GUARANTORS. Notify Agent at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering Agent a counterpart of the Guaranty or such other document as Agent shall deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Agent.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

     7.01 LIENS. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

          (a) Liens pursuant to any Loan Document;

          (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

          (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

          (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

          (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds relating to such judgments; and

          (i) liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

     7.02 INVESTMENTS. Make any Investments, except:

          (a) Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

          (b) Permitted Acquisitions;

          (c) Investments of Borrower in any Guarantor which is a wholly-owned Domestic Subsidiary and Investments of any Guarantor in Borrower or in another Guarantor which is a wholly-owned Subsidiary;

          (d) Investments of any Foreign Subsidiary in any other Foreign Subsidiary or in Borrower or any wholly-owned Guarantor;

          (e) Investments of Borrower or any Guarantor in any Foreign Subsidiary; provided, however, that such Investments to the extent made after the Closing Date shall not at any time exceed 50% of Consolidated Net Worth at such time;

          (f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

          (g) Guarantees permitted by Section 7.03;

it being understood that the Guarantee by Borrower of obligations of Subsidiaries that are permitted to be incurred under this Agreement shall not be deemed Investments restricted by this Section 7.02.

     7.03 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness under the Loan Documents;

          (b) Indebtedness outstanding on the date hereof and listed on Schedule
     7.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

          (c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary;

          (d) obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

          (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed 10% of Consolidated Net Worth at such time; and

          (f) such additional unsecured Indebtedness incurred by Borrower or any Subsidiary as would not cause the Consolidated Leverage Ratio to exceed 3.0 to 1.0 as of the date of incurrence.

     7.04 FUNDAMENTAL CHANGES. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

          (a) any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and further provided that if a Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

          (b) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary, and further provided that if the transferor of such assets is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

     7.05 DISPOSITIONS. Make any Disposition or enter into any agreement to make any Disposition, except:

          (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

          (b) Dispositions of inventory in the ordinary course of business;

          (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

          (d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary, provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

          (e) Dispositions permitted by Section 7.04; and

          (f) additional Dispositions provided that (i) such additional Dispositions shall not in any fiscal year exceed 15% of Borrower's consolidated assets as of the beginning of such fiscal year, and (ii) no Default or Event of Default shall exist immediately before or after giving effect thereto;

     provided, however, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value.

     7.06 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

          (a) each Subsidiary may make Restricted Payments to Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);


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          (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person; and

          (c) Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash, provided that immediately after giving effect to such proposed action, no Default or Event of Default shall exist.

To the extent Borrower shall have purchased or otherwise acquired shares of its capital stock pursuant to this Section 7.06, nothing herein shall prohibit the cancellation or retirement by Borrower of such shares.

     7.07 CHANGE IN NATURE OF BUSINESS. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof.

     7.08 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries.

     7.09 BURDENSOME AGREEMENTS. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under
Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

     7.10 MARGIN REGULATIONS. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     7.11 CAPITAL EXPENDITURES. If a Default or a Event of Default has occurred and is continuing, expend, or be committed to expend for Consolidated Capital Expenditures (including, without limitation, for the acquisition of fixed assets) during any fiscal year in excess of the amount of Consolidated Capital Expenditures estimated to be expended in such fiscal year by Borrower in the projections delivered to the Lenders pursuant to Section 6.01(c).


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     7.12 FINANCIAL COVENANTS

          (a) Consolidated Leverage Ratio. Permit its Consolidated Leverage Ratio at the end of any fiscal quarter to exceed 3.00:1.0.

     The Consolidated Leverage Ratio will be calculated at the end of each fiscal quarter for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve month period ending with that fiscal quarter, it being understood that to the extent any Acquisition shall have occurred during such period, the Consolidated Leverage Ratio shall be calculated as if such Acquisition occurred at the beginning of such period.

          (b) Consolidated Interest Coverage Ratio. Permit its Consolidated Interest Coverage Ratio at the end of any fiscal quarter to be less than 3.0:1.0. The Consolidated Interest Coverage Ratio will be calculated at the end of each fiscal quarter for which this Agreement requires Borrower to deliver financial statements, using the results of the twelve month period ending with that fiscal quarter.

                                  ARTICLE VIII

                         EVENTS OF DEFAULT AND REMEDIES

     8.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of
Default:

          (a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or any L/C Obligation, or
     (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or
     (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

          (b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or Article VII; or

          (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or event of default occurs under any other Loan Document; or

          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

          (e) Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration,


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     demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

          (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

          (g) Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

          (h) Judgments. There is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order,


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

     or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

          (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

          (k) Change of Control. There occurs any Change of Control with respect to Borrower.

     8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

          (a) declare the commitment of each Lender to make Loans and any obligation of Agent to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

          (c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d) exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of Agent to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of


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

Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

     8.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in
Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to Agent in its capacity as such;

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;

     Fifth, to Agent, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

                                   ARTICLE IX

                                      AGENT

     9.01 APPOINTMENT AND AUTHORIZATION OF AGENT. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely


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

for the benefit of the Agent and the Lenders and Borrower shall no have rights as a third party beneficiary of any of such provisions.

     9.02 RIGHTS AS A LENDER. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 EXCULPATORY PROVISIONS. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by Borrower or a Lender.

     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in
Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

     9.04 RELIANCE BY AGENT.

     The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     9.05 DELEGATION OF DUTIES. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     9.06 RESIGNATION OF AGENT. The Agent may at any time give notice of its resignation to the Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and

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the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

     Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as issuer of Letters of Credit and provider of Swing Line Loans. Upon the acceptance of a successor's appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, (b) the retiring Agent as issuer of Letters of Credit and provider of Swing Line Loans shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Agent to effectively assume the obligations of the retiring Agent with respect to such Letters of Credit.

     9.07 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     9.08 NO OTHER DUTIES, ETC. Anything herein to the contrary notwithstanding, none of the book managers, arrangers or syndication agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender.

     9.09 AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the

     Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

     and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

     9.10 GUARANTY MATTERS. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

          (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of the Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

          (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;


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          (c) postpone any date fixed by this Agreement or any other Loan
     Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

          (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

          (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

          (f) amend Section 1.07 or the definition of "Alternative Currency" without the written consent of each Lender;

          (g) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

          (h) release any Guarantor from the Guaranty without the written consent of each Lender, except for (i) releases pursuant to Section 9.10, and (ii) the release of any Guarantor neither the assets nor revenues of which represent a material portion of the consolidated assets or revenues of Borrower;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document, (A) as Agent, (B) as provider of Swing Line Loans, or (C) as Letter of Credit issuer or under any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (including, without limitation, any reduction in any fee, charge, expense, cost or other amount payable to Agent for its own account under this Agreement in any such capacity); and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.


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

     10.02 NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION.

          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

               (i) if to Borrower or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

               (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

          Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

          (b) Electronic Communications. Notices and other communications to the Lenders and the Agent hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

          Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and
     (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          (c) The Platform. THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE." THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the "Agent Parties") have any liability to Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower's or the Agent's transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

          (d) Change of Address, Etc. Each of Borrower and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

          (e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

     10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.04 EXPENSES; INDEMNITY; DAMAGE WAIVER.

          (a) Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (ii) all out of pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b) Indemnification by Borrower. Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and the Agent, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or
     (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

          (c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Agent or such Related Party, as the case may be, such Lender's Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection
     (c) are subject to the provisions of Section 2.12(d).

          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

          (f) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     10.05 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set off, and such payment or the proceeds of such set off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief

Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

     10.06 SUCCESSORS AND ASSIGNS.

          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

               (i) Minimum Amounts.

                    (A) in the case of an assignment of the entire remaining
               amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                    (B) in any case not described in subsection (b)(i)(A) of
               this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

               (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Agent's rights and obligations in respect of Swing Line Loans;

               (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

                    (A) the consent of Borrower (such consent not to be
               unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

                    (B) the consent of the Agent, in its capacity as
               administrative agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

                    (C) the consent of the Agent, in its capacity as issuer of
               Letters of Credit (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

                    (D) the consent of the Agent, in its capacity as provider of
               Swing Line Loans (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

               (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $2,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

               (v) No Assignment to Borrower. No such assignment shall be made to Borrower or any of Borrower's Affiliates or Subsidiaries.

               (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

          Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c) Register. The Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01,
     3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and Borrower (an "SPC") the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

          (i) Resignation as Agent after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days' notice to Borrower and the Lenders, resign as Agent. In the event of any such resignation as Agent, Borrower shall be entitled to appoint from among the Lenders a successor Agent hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as Agent. If Bank of America resigns as Agent, it shall retain all the rights, powers, privileges and duties of the Agent hereunder with respect to (A) all Letters of Credit outstanding as of the effective date of its resignation as Agent and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)), and
     (B) Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor Agent, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent and (b) the successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

     10.07 TREATMENT OF CERTAIN INFORMATION; CONFIDENTIALITY. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or
(h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

     For purposes of this Section, "Information" means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

     10.08 RIGHT OF SET OFF. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Agent or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or any such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Agent, irrespective of whether or not such Lender or the Agent shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set off) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrower and the Agent promptly after any such set off and application, provided that the failure to give such notice shall not affect the validity of such set off and application.

     10.09 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

     10.10 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     10.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     10.12 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.13 REPLACEMENT OF LENDERS. If any Lender requests compensation under
Section 3.04, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to
Section 3.01, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

          (a) Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to
     Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

          (d) such assignment does not conflict with applicable Laws.

     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

     10.14 GOVERNING LAW; JURISDICTION; ETC.

          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS.

          (b) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY AND OF THE UNITED STATES DISTRICT

     COURT OF THE NORTHERN DISTRICT OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

          (c) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     10.16 NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby, Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm's-length commercial transaction between Borrower and its Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, and Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Agent or the Arranger has advised or is currently advising Borrower or its Affiliates on other matters) and neither the Agent nor the Arranger has any obligation to Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

     10.17 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

     10.18 TIME OF THE ESSENCE. Time IS of the essence of the Loan Documents.

     10.19 JUDGMENT CURRENCY. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                        LITTELFUSE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        BANK OF AMERICA, N.A., as
                                        Agent


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        BANK OF AMERICA, N.A., as a Lender


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        NATIONAL CITY BANK OF THE MIDWEST
                                        (F/K/A NATIONAL CITY
                                        BANK OF MICHIGAN/ILLINOIS)


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE NORTHERN TRUST COMPANY


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        JPMORGAN CHASE BANK, N.A.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                   SCHEDULE 1.01

                             MANDATORY COST FORMULAE

1. The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

     (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

     (b)  the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as practicable thereafter) Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by Agent as a weighted average of Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. Agent will, at the request of Borrower or any Lender, deliver to Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3. The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to Agent. This percentage will be certified by such Lender in its notice to Agent as the cost (expressed as a percentage of such Lender's participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by Agent as follows:

     (a)  in relation to any Loan in Sterling:

          AB+C(B-D)+E x 0.01   per cent per annum
          ------------------
              100 - (A+C)

     (b)  in relation to any Loan in any currency other than Sterling:

          E x 0.01   per cent per annum
          --------
             300

Where:

     "A" is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

     "B" is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

     "C" is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

     "D" is the percentage rate per annum payable by the Bank of England to Agent on interest bearing Special Deposits.

     "E" is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by Agent as being the average of the most recent rates of charge supplied by Lenders to Agent pursuant to paragraph 7 below and expressed in pounds per L1,000,000.

1.   For the purposes of this Schedule:

     (a) "Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     (b) "Fees Regulations" means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

     (c) "Fee Tariffs" means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

     (d) "Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.

2. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

3. If requested by Agent or Borrower, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to Agent and Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per L1,000,000 of the Tariff Base of such Lender.

4. Each Lender shall supply any information required by Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

     (a) its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

     (b) any other information that Agent may reasonably require for such purpose.

Each Lender shall promptly notify Agent in writing of any change to the information provided by it pursuant to this paragraph.

5. The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies Agent to the contrary, each Lender's obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender's Lending Office.

6. Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

7. Agent shall distribute the additional amounts received as a result of the Mandatory Cost to Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

8. Any determination by Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

9. Agent may from time to time, after consultation with Borrower and Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

                                                                   SCHEDULE 2.01

                                   COMMITMENTS
                               AND PRO RATA SHARES

             Lender                  Commitment   Pro Rata Share
---------------------------------   -----------   --------------
Bank of America, N.A.               $25,000,000    33.333333333%
National City Bank of the Midwest   $20,000,000    26.666666667%
The Northern Trust Company          $15,000,000    20.000000000%
JPMorgan Chase Bank, N.A.           $15,000,000    20.000000000%
Total                               $75,000,000   100.000000000%

                                                                   SCHEDULE 5.06

                                   LITIGATION

NONE

                                                                   SCHEDULE 5.09

                              ENVIRONMENTAL MATTERS

NONE

                                                                   SCHEDULE 5.13

                                  SUBSIDIARIES
                          AND OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries.

                                                                                          US Taxpayer
SUBSIDIARIES                                JURISDICTION OF INCORPORATION   % OWNERSHIP       ID #
------------                                -----------------------------   -----------   -----------
Teccor Electronics, Inc.                    United States                   100%          31-0963862
Teccor Delaware, Inc.                       United States                   100%          31-1601764
Littelfuse GP, Inc.                         United States                   100%          43-2037451
Littelfuse I, L.P.                          United States                   100%          75-0767895
Teccor Electronics Mexico Holdings LLC      United States                   100%          N/A
Zie San Investments, Inc.                   United States                   100%          58-1837608
SurgX Corporation                           United States                   100%          94-3256635
Littelfuse S.A. de C.V.                     Mexico                          100%
Teccor de Mexico S. de R.L. de C.V.         Mexico                          100%
Littelfuse do Brasil Ltda                   Brazil                          100%
Littelfuse do Amazonia, Ltda.               Brazil                          100%
Littelfuse Ireland Development Co., Ltd.    Ireland                         100%
Littelfuse Ireland Limited                  Ireland                         100%
Littelfuse Ireland Holding Ltd.             Ireland                         100%
Littelfuse U.K. Ltd.                        United Kingdom                  100%
Littelfuse AG                               Switzerland                     100%
Littelfuse, B.V.                            Netherlands                     100%
REMPAT Holding B.V.                         Netherlands                     100%
REMPAT Financial B.V.                       Netherlands                     100%
Littelfuse Europe Holding, B.V.             Netherlands                     100%
Littelfuse Holding GMBH                     Germany                         100%
Littelfuse GMBH                             Germany                         100%
Heinrich Industrie, A.G.                    Germany                         100%
H.I. Verwaltungs, GmbH                      Germany                         100%
Wickmann Group GmbH                         Germany                         100%
H.I. Immobilien Management GmbH             Germany                         100%
Wickmann-Werke GmbH                         Germany                         100%
Wilhelm PUDENZ GmbH                         Germany                         100%
Littelfuse Beteiligungs, GmbH               Germany                         100%
Littelfuse Far East Pte Ltd.                Singapore                       100%
Littelfuse HK Limited                       Hong Kong                       100%
Wickmann Asia Ltd.                          Hong Kong                       100%
Suzhou Littelfuse OVS Ltd.                  Peoples Republic of China       100%
Dongguan Wickmann Electrical Products Co.   Peoples Republic of China       100%
Concord Semiconductor (Wuxi) Company        Peoples Republic of China       100%
Littelfuse KK                               Japan                           100%
Littelfuse Triad Inc.                       South Korea                      99%
Littelfuse Phils Inc.                       Philippines                     100%
Littelfuse S&L, Inc.                        Taiwan                           95%
Littelfuse Concord Semiconductor, Inc.      Taiwan                          100%
Cameo Device Corporation                    Taiwan                          100%
Concord Holding (BVI) Co. Ltd.              British Virgin Islands          100%

Part (b). Other Equity Investments.

ENTITY                                      JURISDICTION OF INCORPORATION   % OWNERSHIP
------                                      -----------------------------   -----------
Polytronics Technology Corporation          Taiwan                           8.94%
Motherson Pudenz Wickmann Ltd.              India                           43.85%

                                                                   SCHEDULE 5.18

                          INTELLECTUAL PROPERTY MATTERS

NONE

                                                                   SCHEDULE 7.01

                                 EXISTING LIENS

Liens securing indebtedness set forth in Schedule 7.03.

                                                                   SCHEDULE 7.03

                              EXISTING INDEBTEDNESS

Notes Payable

Littelfuse Inc.

Due to:                                          Bank of America and other
                                                 Lenders
Original Principal Amount:                       $50,000,000
Outstanding Principal Amount at July 21, 2006:
Interest Rate:                                   Variable depending on type of
                                                 loan
Payment Terms:                                   Open revolver line of credit,
                                                 no revolver principal due until
                                                 line matures on August 26, 2006
Final Payment Date:                              August 26, 2006

Littelfuse KK

Due to:                                          Bank of America
Original Principal Amount:                       JPY 900,000 (Japanese Yen)
Outstanding Principal Amount at July 21, 2006:   JPY 450,000 (Japanese Yen)
Interest Rate:                                   90 day TIBOR + 0.85%
Final Payment Date:                              August 26, 2006

Mortgages:

Littelfuse Concord Semiconductor

Due to:                                          Taiwan Business Bank
Original Principal Amount:                       NTD 37.1M (New Taiwan Dollar)
Outstanding Principal Amount at July 21, 2006:   NTD 7.5M (New Taiwan Dollar)
Interest Rate:                                   2.26%
Final Payment Date:                              March 10, 2008
Secured Property:                                Land and Building

Due to:                                          Taiwan Business Bank
Original Principal Amount:                       NTD 2.7M (New Taiwan Dollar)
Outstanding Principal Amount at July 21, 2006:   NTD 1.4M (New Taiwan Dollar)
Interest Rate:                                   2.26%
Final Payment Date:                              November 10, 2008
Secured Property:                                Land and Building

Due to:                                          Taiwan Business Bank
Original Principal Amount:                       NTD 13.6M (New Taiwan Dollar)
Outstanding Principal Amount at July 21, 2006:   NTD 8.8M (New Taiwan Dollar)
Interest Rate:                                   2.26%
Final Payment Date:                              July 15, 2009
Secured Property:                                Land and Building

Due to:                                          Taiwan Business Bank
Original Principal Amount:                       NTD 29.4M (New Taiwan Dollar)
Outstanding Principal Amount at July 21, 2006:   NTD 20.6M (New Taiwan Dollar)
Interest Rate:                                   2.26%
Final Payment Date:                              October 15, 2009
Secured Property:                                Machinery

Due to:                                          Taiwan Business Bank
Original Principal Amount:                       NTD 15.8M (New Taiwan Dollar)
Outstanding Principal Amount at July 21, 2006:   NTD 15.0M (New Taiwan Dollar)
Interest Rate:                                   2.26%
Final Payment Date:                              January 15, 2011
Secured Property:                                Land and Building

Due to:                                          Taiwan Business Bank
Original Principal Amount:                       NTD 30.0M (New Taiwan Dollar)
Outstanding Principal Amount at July 21, 2006:   NTD 30.0M (New Taiwan Dollar)
Interest Rate:                                   2.27%
Final Payment Date:                              August 11, 2006
Secured Property:                                Land and Building

                                                                  SCHEDULE 10.02

                                                         ADDRESSES FOR NOTICES

LITTELFUSE, INC.
800 Northwest Highway
Des Plaines, Illinois 60016
Attn: Treasury Manager
      Telephone: 847-391-0362
      Facsimile: 847-512-0340
      Electronic Mail: lbartuch@littelfuse.com
Website Address: www.littelfuse.com
U.S. Taxpayer Identification Number: 36-3795742

BANK OF AMERICA
Address for Payments and Requests for Loans
Bank of America, N.A.
901 Main Street
TX1-492-14-14
Dallas, Texas 75202-3714
Attention: Denise Wolfenberger
Telephone: 214-209-3175
Facsimile: 214-290-8373
Electronic Mail: denise.m.wolfenberger@bankofamerica.com
Acct.#: 129-2000-883
Ref: Littelfuse, Inc., Attn: Credit Services
ABA: 026-009-593

Account No. (for Euro): 65280019
Ref: Littelfuse, Inc., Attn: Credit Services
Swift Code: BOFAGB22

Account No. (for Sterling): 65280027
Ref: Littelfuse, Inc., Attn: Credit Services
London Sort Code: 16-50-50
Swift Code: BOFAGB22

Account No. (for Yen): 606490681046
Ref: Littelfuse, Inc., Attn: Credit Services
Swift Code: BOFAJPJX

Account No. (for Swiss Franc): 601490661012
Ref: Littelfuse, Inc., Attn: Credit Services
Swift Code: BOFACH2X

Address for Receiving Letter of Credit Applications and related correspondence

Standby Letters of Credit:

Bank of America, N.A.
Trade Operations - Los Angeles
  1000 W. Temple St.
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Tai Anh Lu
           Telephone: 213-481-7840
           Fax: 213-580-8442
           Email: tai_anh.lu@BankofAmerica.com

Commercial Letters of Credit

Bank of America, N.A.
Trade Operations -Charlotte
   121 W. Trade St.
Mail Code: NC1-005-21-01
Charlotte, NC 28255
Attention: Bette Stover
           Vice President and Operations Manager
           Telephone: 704-386-8617
           Fax: 704-386-0706
           Email: bette.stover@bankofamerica.com

Other Notices as Agent:

Bank of America, N.A.
Agency Management
231 South LaSalle Street
Mail Code: IL1-231-08-30
Chicago, Illinois 60604
Attention: Linda Lov
           Agency Officer
           Telephone: (312) 828-8010
           Fax: (877) 206-1766
           Email: linda.k.lov@bankofamerica.com

Other Notices as a Lender:

Bank of America, N.A.
231 South LaSalle Street
Mail Code: IL1-231-06-40
Chicago, Illinois 60604
Attention: Mark R. Motuelle
           Senior Vice President

           Telephone: 312-828-4192
           Facsimile: 312-974-0333
           Email: Mark.R.Motuelle@bankofamerica.com

THE NORTHERN TRUST COMPANY

Requests for Credit Extensions:

The Northern Trust Company
801 South Canal Street
Mail Code: C-4S
Chicago, IL 60675
Attn: Robin Mixon
      Loan Operations Representative
      Telephone: 312-557-1725
      Facsimile: 312-630-1566
      Account No. 5186401000
      Ref: Littelfuse
      ABA# 071000152

Notices (other than Requests for Credit Extensions):

The Northern Trust Company
50 South LaSalle Street
Mail Code: B-2
Chicago, IL 60675
Attn: Roger McDougal
      Second Vice President
      Telephone: 312-557-8205
      Facsimile: 312-444-7028
      Electronic Mail: rpm1@ntrs.com

NATIONAL CITY BANK OF THE MIDWEST

Requests for Credit Extensions:

National City Bank of the Midwest
23000 Millcreek Blvd.
Highland Hills, Ohio 44122
Attn: Beth Lesher
      Operations Specialist
      Telephone: 216-488-7067
      Facsimile: 216-488-7114
      Electronic Mail: beth.lesher @nationalcity.com
      Account No. 151804-0008870
      Ref: Littelfuse, Inc.
      ABA# 072000915

Notices (other than Requests for Credit Extensions):

National City Bank of the Midwest
One North Franklin, 20th Floor
Chicago, IL 60606
Attn: Stephanie Pass
      Senior Vice President
      Telephone: 312-338-2257
      Facsimile: 312-384-4666
      Electronic Mail: stephanie.pass@nationalcity.com

                                                                       EXHIBIT A

                          FORM OF COMMITTED LOAN NOTICE

                                                        Date: ___________, _____

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Littelfuse, Inc. ("Borrower"), Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

     The undersigned hereby requests (select one):

     [ ] A Borrowing of Committed Loans   [ ] A conversion or continuation of
                                              Committed Loans

     1. On __________________________________________ (a Business Day).

     2. In the amount of $____________________________.

     3. Comprised of _______________________________.
                    [Type of Committed Loan requested]

     4. In the following currency: _____________________.

     5. For Eurocurrency Rate Loans:  with an Interest Period of ___ months.

     [The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.]

                                        LITTELFUSE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                       A-1
                          Form of Committed Loan Notice

                                                                       EXHIBIT B

                         FORM OF SWING LINE LOAN NOTICE

                                                        Date: ___________, _____

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Littelfuse, Inc., a Delaware corporation ("Borrower"), Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

     The undersigned hereby requests a Swing Line Loan:

     1. On __________________________________________ (a Business Day).

     2. In the amount of $____________________________.

     The Swing Line Borrowing requested herein complies with the requirements of the proviso to the first sentence of Section 2.04(a) of the Credit Agreement.

                                        LITTELFUSE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                       B-1
                         Form of Swing Line Loan Notice

                                                                       EXHIBIT C

                                  FORM OF NOTE

$______________                                                    July __, 2006
                                                               Chicago, Illinois

     FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to the order of _____________________________ or registered assigns ("Lender"), in accordance with the provisions of the Agreement (as hereinafter defined) the principal amount of each Loan from time to time made by Lender to Borrower under that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Borrower, Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

     Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of Lender in the currency in which such Committed Loan was denominated and in Same Day Funds at Agent's Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty, if any. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

     Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

                                        LITTELFUSE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                       C-1
                           Form of Committed Loan Note

                     LOANS AND PAYMENTS WITH RESPECT THERETO

                                                      AMOUNT OF     OUTSTANDING
                         CURRENCY AND     END OF     PRINCIPAL OR     PRINCIPAL
         TYPE OF LOAN   AMOUNT OF LOAN   INTEREST   INTEREST PAID   BALANCE THIS   NOTATION MADE
 DATE        MADE            MADE         PERIOD      THIS DATE         DATE             BY
------   ------------   --------------   --------   -------------   ------------   -------------



                                       C-2
                           Form of Committed Loan Note

                                                                       EXHIBIT D

                         FORM OF COMPLIANCE CERTIFICATE

                                       Financial Statement Date: ______________,

To: Bank of America, N.A., as Agent

Ladies and Gentlemen:

     Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Littelfuse, Inc. ("Borrower"), Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on behalf of Borrower, and that:

            [Use following for fiscal YEAR-END financial statements]

     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

           [Use following for fiscal QUARTER-END financial statements]

     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

     3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

                                  [SELECT ONE:]

     [to the best knowledge of the undersigned during such fiscal period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

                                     --or--

     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

     4. The representations and warranties of the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a), (b) and (c) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

     5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, ____________.

                                        LITTELFUSE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                For the Quarter/Year ended ___________________("Statement Date")

                                   SCHEDULE 2
                          to the Compliance Certificate

I.   SECTION 7.12(A) -CONSOLIDATED LEVERAGE RATIO.

     A.   Consolidated Funded Indebtedness at Statement Date:                    $____________

     B.   Consolidated EBITDA for four consecutive fiscal quarters ending on     $____________
          above date ("Subject Period"):

          1.   Consolidated Net Income for Subject Period:                       $____________

          2.   Consolidated Interest Charges for Subject Period:                 $____________

          3.   Provision for income taxes for Subject Period:                    $____________

          4.   Depreciation expenses for Subject Period:                         $____________

          5.   Amortization expenses for Subject Period:                         $____________

          6.   Plus Non-cash reductions of Consolidated Net Income for Subject   $____________
               Period:

          7.   Minus Non-cash additions to Consolidated Net Income for Subject   $____________
               Period:

          8.   Consolidated EBITDA (Lines I.B.1 + 2 + 3 + 4 +                    $____________
               5 + 6 -7):

     C.   Ratio (Line I.A. / Line I.B8.):                                        _________ to 1.0

               Maximum Required Consolidated   3.00:1.0
                     Leverage Ratio:



II.  SECTION 7.12(B) - CONSOLIDATED INTEREST COVERAGE RATIO.

     A.   Consolidated EBITDA for four consecutive fiscal quarters ending on     $____________
          above date ("Subject Period")(Line I.B.8):

     B.   Consolidated Interest Charges for Subject Period:                      $____________

     C.   Ratio (Line II.A / Line II.B)                                          _________ to 1.0

          Minimum Required:  3.00 to 1.0

                                                                       EXHIBIT E

                            ASSIGNMENT AND ASSUMPTION

     This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each](2) Assignee identified in item 2 below ([the][each, an] "Assignee").(3) [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.](4) Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor's][the respective Assignors'] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities(5)) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

----------

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

(3)  Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

(5)  Include all applicable subfacilities.


                                      E - 1
                        Form of Assignment and Assumption

1.   Assignor[s]: ______________________________

                  ______________________________

2.   Assignee[s]: ______________________________

                  ______________________________

     [for each Assignee, indicate [Affiliate][Approved Fund] of [identify
     Lender]]

3.   Borrower(s): ______________________________

4. Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of July 21, 2006, among Littelfuse, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender

6.   Assigned Interest[s]:

                                                     Aggregate
                                                     Amount of          Amount of       Percentage
                                    Facility         Commitment        Commitment      Assigned of      CUSIP
Assignor[s](6)   Assignee[s](7)   Assigned(8)   for all Lenders(9)      Assigned      Commitment(10)   Number
--------------   --------------   -----------   ------------------   --------------   --------------   ------
                                                  $                  $                             %
                                   _________       _____________      _____________    ____________
                                                  $                  $                             %
                                   _________       _____________      _____________    ____________
                                                  $                  $                             %
                                   _________       _____________      _____________    ____________

[7.  TRADE DATE: __________________](11)

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                             ASSIGNOR
                                             [NAME OF ASSIGNOR]

----------
(6)  List each Assignor, as appropriate.

(7)  List each Assignee, as appropriate.

(8) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. "Revolving Credit Commitment", "Term Loan Commitment", etc.).

(9) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(10) Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

(11) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.


                                      E - 2
                        Form of Assignment and Assumption

                                             By:
                                                 -------------------------------
                                                 Title:

                                             ASSIGNEE
                                             [NAME OF ASSIGNEE]


                                             By:
                                                 -------------------------------
                                                 Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
   Agent


By:
    -------------------------------
       Title:

[Consented to:](12)

[BORROWER]


By:
    -------------------------------
       Title:

----------
(12) To be added only if the consent of Borrower and/or other parties (e.g. the provider of Swing Line Loans, the issuer of Letters of Credit) is required by the terms of the Credit Agreement.


                                      E - 3
                        Form of Assignment and Assumption

                                            ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

                        STANDARD TERMS AND CONDITIONS FOR

                            ASSIGNMENT AND ASSUMPTION

     1. Representations and Warranties.

     1.1. Assignor. [THE][EACH] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [THE][[THE RELEVANT] Assigned Interest,
(ii) [THE][SUCH] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

     1.2. Assignee. [THE][EACH] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [THE][THE RELEVANT] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [THE][SUCH] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [THE][SUCH] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [THE][SUCH] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [THE][SUCH] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [THE][SUCH] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its

                 Annex 1 to Assignment and Assumption Agreement own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [THE][EACH] Assigned Interest (including payments of principal, interest, fees and other amounts) to [THE][THE RELEVANT] Assignor for amounts which have accrued to but excluding the Effective Date and to [THE][THE RELEVANT] Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.


                                      E-5
                 Annex 1 to Assignment and Assumption Agreement

                                                                       EXHIBIT F

                                FORM OF GUARANTY

     GUARANTY dated as of July 21 2006 made by the Persons listed on the signature pages hereof under the caption "Original Guarantors" and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the "Guarantors" and, individually, each a "Guarantor") in favor of the Lenders (as defined in the Credit Agreement referred to below).

     PRELIMINARY STATEMENT. Littelfuse, Inc., a Delaware corporation (the "Borrower"), is party to a Credit Agreement dated as of July 21, 2006 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto, and Bank of America, N.A., as Agent for such Lenders. Each Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans or issuance of Letters of Credit by the Lenders or the Agent under the Credit Agreement from time to time that each Guarantor shall have executed and delivered this Guaranty.

     NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders and the Agent to make Loans and/or issue Letters of Credit under the Credit Agreement from time to time, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

Section 1. Guaranty, Limitation of Liability

          (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, fees, penalties, indemnities, contract causes of action, costs, expenses or otherwise and all Obligations of each other Loan Party now or hereafter existing in respect of overdraft facilities, cash management services or repurchase agreements (all such Obligations being collectively called the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by Agent or any other Lender in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.


                                      F-1
                                FORM OF GUARANTY

          (b) Each Guarantor, and by its acceptance of this Guaranty, Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, "Bankruptcy Law" means any proceeding of the type referred to in Section 8.01(f) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or any other Loan Party or whether Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives (to the full extent permitted by law), any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

          (c) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

          (d) any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);

          (e) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

          (f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

     This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

Section 3. Waivers and Acknowledgments.

          (a) Each Guarantor hereby unconditionally and irrevocably waives, to the full extent permitted by law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.

          (b) Each Guarantor hereby unconditionally and irrevocably waives, to the full extent permitted by law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

          (c) Each Guarantor hereby unconditionally and irrevocably waives, to the full extent permitted by law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

          (d) Each Guarantor acknowledges that Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by Agent and the other Lenders against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

          (e) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.

          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.

Section 4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender against Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Maturity Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Lenders will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 5. Payments Free and Clear of Taxes, Etc.

          (a) Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with
Section 2.11 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to any Lender, (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make all such deductions and
(iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

          (c) Each Guarantor will indemnify each Lender for and hold it harmless against the full amount of Taxes and Other Taxes (but not Excluded Taxes), and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by such Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes by or on behalf of any Guarantor, such Guarantor shall furnish to Agent, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish or shall cause such payor to furnish, to Agent, at such address, an opinion of counsel acceptable to Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 5, the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

Section 6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Loan Documents by Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:

          (a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.

          (b) Such Guarantor has, independently and without reliance upon any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

Section 7. Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations shall remain unpaid, any Letter of Credit shall be outstanding, or any Lender shall have any Commitment shall be in effect, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

Section 8. Amendments, Guaranty Supplements, Etc.

          (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor's liability with respect to the Obligations owing to the Lenders under or in respect of the Loan Documents, (b) postpone any date fixed for payment hereunder or (c) change the number of Lenders or the percentage of the Aggregate Commitments or of the unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder.

          (b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a "Guaranty Supplement"), (i) such Person shall be referred to as an "Additional Guarantor" and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a "Guarantor" shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to an "Original Guarantor" shall also mean and be a reference to such Additional Guarantor, and
(ii) each reference herein to "this Guaranty", "hereunder", "hereof" or words of like import referring to this Guaranty, and each reference in any other Loan Document to the "Guaranty", "thereunder", "thereof" or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing and mailed, telecopied or delivered to it, if to any Guarantor, addressed to it in care of Borrower at Borrower's address specified in Section 10.02 of the Credit Agreement, if to Agent, at its address specified in Section 10.02 of the Credit Agreement, if to any other Lender, to the address specified in its Administrative Questionnaire or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 10. No Waiver, Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 8.02 of the Credit Agreement to authorize Agent to declare the Obligations due and payable pursuant to the provisions of said
Section 8.02, Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured. Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Agent, such Lender and their respective Affiliates may have.

Section 12. Indemnification.

          (a) Without limitation on any other Obligations of any Guarantor or remedies of the Lenders under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms.


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

          (b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Commitments, the actual or proposed use of the proceeds of the Loans or the Letters of Credit, the Loan Documents or any of the transactions contemplated by the Loan Documents.

          (c) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.

Section 13. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the "Subordinated Obligations") to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:

          (a) Prohibited Payments, Etc. Except during the continuance of a Default (including the commencement and continuation of a, proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

          (b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding ("Post Petition Interest")) before such Guarantor receives payment of any Subordinated Obligations.

          (c) Turn-Over. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

          (d) Agent Authorization. After the occurrence and during the continuance of any Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).

Section 14. Continuing Guaranty, Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Maturity Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 15. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.

Section 16. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of Guaranty shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 17. Governing Law, Jurisdiction, Waiver of Jury Trial, Etc.

          (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of Illinois.

          (b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Illinois State court or federal court of the United States of America sitting in Chicago, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.

          (c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any Illinois State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

          (d) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 18. Foreign Currency. If any claim arising under or related to this Guaranty is reduced to judgment denominated in a currency (the "Judgment Currency") other than the currencies in which the Guaranteed Obligations are denominated (collectively the "Obligations Currency"), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Obligations Currency included in the judgment, determined as of the date of judgment. The equivalent of any Obligations Currency amount in any Judgment Currency shall be calculated at the spot rate for the purchase of the Obligations Currency with the Judgment Currency quoted by the Agent in the place of the Agent's choice at or about 8:00 a.m. on the date for determination specified above. The Guarantor shall indemnify the Agent and each Lender and hold the Agent and each Lender harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by the Guarantor. If the Agent so notifies the Guarantor in writing, at the Agents sole and absolute discretion, payments under this Guaranty shall be the U.S. Dollar equivalent of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made.

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.


                                        TECCOR ELECTRONICS, INC.,
                                        a Texas corporation


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            Vice President


                                        TECCOR DELAWARE, INC.,
                                        a Delaware corporation


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            Vice President


                                        LITTELFUSE I, L.P.,
                                        a Delaware limited partnership

                                        By: Littelfuse GP, Inc., its
                                            general partner


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            Vice President


                                        TECCOR ELECTRONICS MEXICO HOLDINGS LLC,
                                        a Delaware limited liability company

                                        By: Littelfuse I L.P., it sole member


                                        By: Littelfuse GP, Inc., its
                                            general partner


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            Vice President


                                        LITTELFUSE GP, INC., a Delaware
                                        corporation


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            President

                                        ZIE SAN INVESTMENTS, INC.,
                                        a Georgia corporation


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            President


                                        SURGX CORPORATION, a Delaware
                                        corporation


                                        By:
                                            ------------------------------------
                                            Philip G. Franklin
                                            Chief Financial Officer

                           FORM OF GUARANTY SUPPLEMENT

                                                             __________ __, ____
Bank of America, N.A., as Agent
231 South LaSalle Street
Chicago, Illinois  60093
Attention:  David Johanson

                Credit Agreement dated as of July 21, 2006 among
                    Littelfuse, Inc., a Delaware corporation
                          (the "Borrower"), the Lenders
         party to the Credit Agreement, Bank of America, N.A., as Agent

Ladies and Gentlemen:

     Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the "Guaranty"). The capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability.

          (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation., any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by Agent or any other Lender in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, the undersigned's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

          (b) The undersigned, and by its acceptance of this Guaranty Supplement, Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, Agent, the other Lenders and the undersigned hereby irrevocably agree that the


                                    F-Supp-1

Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

          (c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an "Additional Guarantor" or a "Guarantor" shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to an "Original Guarantor" or a "Loan Party" shall also mean and be a reference to the undersigned.

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 6 of the Guaranty to the same extent as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

          (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

          (b) The undersigned hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Illinois State court or any federal court of the United States of America sitting in an Illinois City, and any appellate court from any y thereof, in any action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Illinois State court or, to the extent permitted by law, in such federal court. The undersigned agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement or the Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in the courts of any other jurisdiction.


                                    F-Supp-2

          (c) The undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party in any Illinois State or federal court. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

     THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS OR THE ACTIONS OF ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

                                        Very truly yours,

                                        [NAME OF ADDITIONAL GUARANTOR]


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                    F-Supp-3

                                                                       EXHIBIT G

                                 FORM OF OPINION

                                  July __, 2006

To Bank of America, N.A.,
   as Agent
   and Lenders
   (as defined in the Loan Documents referred to below)

Ladies and Gentlemen:

     We have acted as counsel for Littelfuse, Inc., a Delaware corporation ("Littelfuse") and for its Subsidiaries listed on Annex I hereto (together with Littelfuse, the "Loan Parties," and individually a "Loan Party"), in connection with the negotiation, execution and delivery of the Credit Agreement ("Credit Agreement") dated as of July 21, 2006, among Littelfuse, various lenders ("Lenders"), and Bank of America, N.A. ("Bank of America") as administrative agent ("Agent"). Capitalized terms used herein without definition have the meanings set forth in the Credit Agreement.

     In connection with this opinion letter, we have examined executed copies of the following documents each dated as of July 21, 2006 (the "Loan Documents"), each in favor of Agent for the benefit of Lenders, and each together with all schedules and exhibits thereto:

               (i) the Credit Agreement;

               (ii) Note(s); and

               (iii) the Guaranty;

We have also reviewed the following:

               (a) the certificate of incorporation, articles of incorporation, limited partnership agreement or articles of formation, as the case may be, of each Loan Party, and the by-laws of each corporate Loan Party (collectively, the "Organization Documents"), and (b) resolutions adopted on or as of July __, 2006, by the board of directors, the general partner or the member, as the case may be, of each Loan Party;

               (b) As to each Loan Party, a certificate of the secretary of state dated as of a recent date of the state of its incorporation or formation listed opposite such Loan Party's name on Annex I attesting to the continued corporate existence and good standing of such Loan Party in that state; and

               (c) the certificates of each Loan Party delivered in response to
          Section 4.01(a) of the Credit Agreement (the "Certificates").


                                       G-1
                                 Form of Opinion

     In addition, we have made such other investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth. In the course of this examination we have assumed the genuineness of all signatures of persons signing the Loan Documents on behalf of parties thereto other than the Loan Parties, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and the due authorization, execution and delivery of the Loan Documents by the parties thereto other than the Loan Parties.

     Based upon the foregoing, and further subject to the assumptions, qualifications and exceptions set forth below, we hereby advise you that in our opinion:

     1. Each Loan Party is a [corporation,] [partnership] [limited liability company] validly existing and in good standing under the laws of the state listed opposite such Loan Party's name on Annex I hereto.

     2. Each Loan Party has the full [corporate] power and authority and legal right to make, enter into and perform the Loan Documents to which it is a party, and has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

     3. No authorization, consent, approval, license, exemption of, notice to, filing or registration with, or other action by or in respect of any Governmental Authority or any other Person is required for the due execution, delivery or performance by, or enforcement against, the Loan Parties of the Loan Documents to which they are parties.

     4. The Loan Documents have been duly executed and delivered on behalf of each Loan Party. Each Loan Document constitutes the legal, valid and binding obligations of each Loan Party thereto, enforceable against such Loan Party in accordance with its respective terms.

     5. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and compliance with the provisions thereof do not and will not (a) violate or conflict with or result in a breach of, any provision of or require any consent under the Organization Documents of such Loan Party, (b) violate or conflict with any federal law of the United States or Illinois law, (c) to our knowledge, violate or contravene any judgment, decree, injunction, writ or order of any court, or any arbitrator or other Governmental Authority having jurisdiction over such Loan Party or such Loan Party's properties or by which such Loan Party may be bound, (d) violate or conflict with, or constitute a default under any of the Other Documents and Court Orders, or (e) result in, or require, the creation or imposition of any Lien on any of the properties of such Loan Party or any of its Subsidiaries.

     6. We are unaware of any action, litigation or proceeding that is pending or, after due and diligent investigation, threatened by or against any of the Loan Parties or against their respective properties or revenues before any court, arbitrator or other Governmental Authority which action, litigation or proceeding seeks to enjoin the transactions contemplated by the Loan Documents.


                                       G-2
                                 Form of Opinion

     7. The extension of credit under the Credit Agreement does not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     8. No Loan Party or any Subsidiary thereof is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

                                      * * *

     Our opinions set forth in paragraph 4 above regarding enforceability are subject to the qualification that the enforceability of the Loan Documents may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and by general equity principles.

     We express no opinion herein concerning any law other than the law of the State of Illinois, the general corporation law of the states listed on Annex I hereto and the federal law of the United States. By rendering the opinions set forth in paragraph 2 and we do not intend to indicate that we are experts on, or qualified to render opinions on, the laws of any jurisdiction other than Illinois law and the federal law of the United States.

     This opinion letter has been furnished to you at the request of Littelfuse pursuant to the Credit Agreement for your use in connection with the Credit Agreement, and may not be relied upon by you or any other Person for any other purpose without our consent, except that (i) this opinion may be disclosed to
(a) bank regulatory and other Governmental Authority having jurisdiction over you requesting (or requiring) such disclosure and (b) prospective assignees and participants and any successor Agent in connection with the potential transfer of all or part of the Loans or Commitments of any Lender or any other rights or duties under the Credit Agreement, and (ii) this opinion may be disclosed to and relied upon by assignees of or participants in the Loans or Commitments and by any successor Agent if such assignments or participations or such successions are permitted under and made in accordance with the Credit Agreement.

                                                          Very truly yours,


                                       G-3
                                 Form of Opinion

                                     ANNEX I

                                  SUBSIDIARIES

NAME OF THE LOAN PARTY                   STATE OF INCORPORATION OR FORMATION
----------------------                   -----------------------------------
Teccor Electronics, Inc.                 Texas

Teccor Delaware, Inc.                    Delaware

Littelfuse I L.P.                        Delaware

Teccor Electronics Mexico Holdings LLC   Delaware

Littelfuse GP, Inc.                      Delaware

Zie San Investments, Inc.                Georgia

SurgX Corporation                        Delaware


                                       G-4
                           Annex I to Form of Opinion